EXHIBIT 99.4

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST Announces Appointment of New President and Chief Executive Officer

●      Brings Executive Leadership Experience from ABB, AMETEK and Emerson Electric

Mt. Laurel, NJ – Aug. 6, 2020 – inTEST Corporation (NYSE American: INTT) today announced the appointment of Richard N. “Nick” Grant, Jr. as its new President and Chief Executive Officer, effective August 24, 2020. Mr. Grant will succeed James Pelrin, who has resigned from inTEST after 19 years of service. Mr. Grant is also expected to become a member of inTEST’s Board of Directors on the effective date of his appointment to fill the vacancy on the Board that is left by Mr. Pelrin’s departure.

Mr. Grant joins inTEST from ABB where he has been SVP Americas Region of the Industrial Automation Measurement and Analytics Division. During his tenure at ABB, he modernized factories, strengthened customer relationships and reshaped his division’s go-to-market strategy in North and South America, driving profitable new growth. Prior to ABB, he was Corporate VP and General Manager of AMETEK’s Materials Analysis Division where he oversaw organic and inorganic growth and increased profitability for a group of Test and Measurement businesses. Prior to AMETEK, Mr. Grant had a 16-year career with Emerson Electric in various roles of increasing responsibilities. Mr. Grant holds a Bachelor of Science degree in physics from Northern Kentucky University and an executive MBA from Xavier University.

“After conducting a thorough search process, we are delighted to appoint a chief executive of Nick’s caliber,” said Joseph W. Dews, IV, Chairman of the Board of inTEST. “His strong customer-facing sales and marketing capabilities combined with proven experience and P&L ownership at businesses larger than inTEST made him the standout candidate. We believe he has the experience, leadership and vision to drive growth for inTEST and deliver increased value to our stakeholders.”

“I’m excited to be joining inTEST,” said Mr. Grant. “inTEST has a strong foundation of businesses, a high-quality customer base and a solid balance sheet to build upon. I’m confident that with the right strategies and focused execution we will be able to more fully unlock inTEST’s potential. I would like to thank Joe and the entire inTEST Board for their support and confidence as we embark on the next chapter for inTEST, its customers, employees and stockholders.”

“On behalf of the Board of Directors, I would like to thank Jim Pelrin for his almost two decades of service to inTEST and his assistance in facilitating this smooth transition, and wish him well in his next endeavors,” Mr. Dews concluded. As part of the transition, the Board of Directors has appointed Chief Financial Officer & Treasurer, Hugh Regan, as interim President and Chief Executive Officer until Mr. Grant assumes his role as President and Chief Executive Officer. Mr. Pelrin will continue to support inTEST on a consulting basis for a period of time.

About inTEST Corporation

inTEST Corporation is a global supplier of precision-engineered solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, energy, industrial, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy uses these strengths to grow and increase stockholder value by maximizing our businesses and by identifying, acquiring and optimizing complementary businesses.

For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution interruptions, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address our cash requirements; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers including as a result of the COVID-19 pandemic; success of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended March 31, 2020 and subsequent quarterly reports on Form 10-Q. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	laura@ga-ir.com
Tel: (808) 960-2642